Exhibit 99.1

99 CENTS ONLY STORES REPORTS STRONG FOURTH QUARTER

AND FULL YEAR FISCAL 2017 RESULTS

Fourth Quarter Fiscal 2017 Overview:

•                  Net sales increased 6.7% to $552.5 million compared to the prior year

•                  Same-store sales increased by 6.4% compared to the prior year

•                  Gross margin, as a percentage of net sales, increased to 30.1%, up from 26.7% in the prior year

•                  Net loss was $20.9 million compared to net loss of $18.4 million in the prior year

•                  Adjusted EBITDA(1) was $23.4 million compared to $2.4 million in the prior year

Full-Year Fiscal 2017 Overview:

•                  Net sales increased 2.9% to $2,062.0 million compared to the prior year

•                  Same-store sales increased by 2.1% compared to the prior year

•                  Gross margin, as a percentage of net sales, increased to 29.2%, up from 28.1% in the prior year

•                  Net loss was $118.2 million compared to $248.0 million in the prior year

•                  Adjusted EBITDA increased 28% to $50.6 million compared to the prior year

CITY OF COMMERCE, California — April 20, 2017 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for the fourth quarter and full fiscal year of 2017 ended January 27, 2017 (“fiscal 2017”).

Geoffrey Covert, President and Chief Executive Officer, stated, “We concluded fiscal 2017 with a strong fourth quarter driven by growth in same store sales, expanding margins and lower inventory levels. As a result, we continued to solidify 99 Cents Only Stores’ liquidity position while generating significant year-over-year growth in adjusted EBITDA.”

Mr. Covert continued, “Net sales for the fourth quarter were $552.5 million, up 6.7% over the prior year period. On a same-store basis, sales were up an impressive 6.4%, resulting from a 4.4% increase in basket, coupled with a 1.9% increase in transaction count. In addition, fourth quarter gross margin of 30.1% improved 340 basis points year-over-year, primarily due to our concerted efforts to improve shrink and scrap and execution in our logistics network. I am also pleased with our continued success in inventory management as total inventory declined on both a year-over-year and sequential quarter basis.  Importantly, adjusted EBITDA was $23.4 million for the fourth quarter compared to $2.4 million in the fourth quarter of last year.  For the full year, adjusted EBITDA of $50.6 million was up 28% compared to the prior year. We are encouraged by this result, which represents the reversal of a two-year decline in adjusted EBITDA.”

(1) EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

Mr. Covert concluded, “Overall, fiscal 2017 was a very productive and transformative year for 99 Cents Only Stores and we head into fiscal 2018 as a financially stronger and more customer-focused enterprise. I am confident we can continue to build on the foundational strengths of our business to achieve our longer-term goal of sustained profitable growth.”

Fourth Quarter Financial Results

For the fourth quarter of fiscal 2017, the Company’s net sales increased 6.7% to $552.5 million, compared to $517.8 million in the fourth quarter of fiscal 2016. Same-store sales increased 6.4% compared to the fourth quarter of fiscal 2016, with higher average ticket of 4.4% in addition to higher customer traffic of 1.9%. The increase in same-store sales was primarily due to higher sales from seasonal merchandise, driven by improvements in product assortment and replenishment processes, as well as general merchandise, including strong sell-through of above $1 merchandise. In addition, sales of fresh offerings improved due to better product availability, improved in-stock levels and the expansion of the Company’s third party distributor partnership. These improvements were partially offset by the ongoing deflationary environment in milk and eggs.

Gross margin, as a percentage of net sales, was 30.1% in the fourth quarter of fiscal 2017, an increase of 340 basis points from the fourth quarter of fiscal 2016. Gross margin increased primarily due to lower inventory shrinkage as well as lower distribution and transportation costs. Selling, general and administrative expenses were $172.6 million, or 31.2%, as a percentage of net sales, representing a decrease of 10 basis points from the fourth quarter of fiscal 2016. The improvement was primarily driven by a decrease in workers’ compensation accrual partially offset by higher performance-based compensation expense and increases in the California minimum wage.

Net loss was $20.9 million in the fourth quarter of fiscal 2017 compared to net loss of $18.4 million in the fourth quarter of fiscal 2016. Net loss as a percentage of net sales was (3.8)% for the fourth quarter of fiscal 2017, compared to net loss as a percentage of net sales of (3.6)% for the fourth quarter of fiscal 2016.  Adjusted EBITDA was $23.4 million in the fourth quarter of fiscal 2017, compared to $2.4 million in the fourth quarter of fiscal 2016. Adjusted EBITDA margin was 4.2% compared to 0.5% in the fourth quarter of fiscal 2016.

Full Year Financial Results

For the full-year fiscal 2017, the Company’s net sales increased 2.9% to $2,062.0 million, compared to $2,004.0 million in fiscal 2016. Same-store sales increased 2.1% driven by higher average ticket and traffic. Net loss was $118.2 million in fiscal 2017, compared to net loss of $248.0 million in fiscal 2016. Net loss as a percentage of net sales was (5.7)% in fiscal 2017, compared to net loss as a percentage of net sales of (12.4)% in fiscal 2016. Adjusted EBITDA was $50.6 million for the full-year fiscal 2017, compared to $39.5 million for fiscal 2016. Adjusted EBITDA margin was 2.5% for fiscal 2017, compared to 2.0% for fiscal 2016.

Average sales per store open at least 12 months, on a trailing 52-week period, were $5.2 million in fiscal 2017 compared to $5.1 million in fiscal 2016.  Average net sales per estimated saleable square foot (computed for stores open at least 12 months), on a trailing 52-week period, were $319 per square foot for fiscal 2017 compared to $314 per square foot for fiscal 2016.

Store Openings

The Company opened one store in the fourth quarter of fiscal 2017 and, as previously announced, closed five stores in California upon the expiration of their leases.  As of the end of the fourth quarter of fiscal 2017, the Company operated 390 stores.

Fiscal 2018 Outlook

For the fiscal year ended February 2, 2018 (“fiscal 2018”), the Company currently expects:

•                  Positive same-store sales growth

•                  Year-over-year decrease in net loss, and an increase in adjusted EBITDA over the same period

•                  3 new store openings, all in the second half of the year

•                  Capital expenditures of approximately $53-$58 million

Change of Prior Period Results

During the fourth quarter of fiscal 2017, the Company determined that deferred tax liabilities as of January 29, 2016 were overstated by $6.9 million and the deferred tax valuation allowance was understated by $6.9 million. The total net deferred tax balances as of January 29, 2016 and tax provision for fiscal 2017 were not affected by this error. The Company analyzed the impact of the $6.9 million deferred tax liability overstatement on the goodwill impairment charge recorded in fiscal 2016 and determined that the charge was understated by $6.7 million. The Company has included a correction in this release that decreased goodwill by $6.7 million as of January 29, 2016 and increased the goodwill impairment charge by the same amount for the fourth quarter and full-year fiscal 2016.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2017 fourth quarter and full year results and the other matters described in this release is scheduled for Thursday, April 20, 2017 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time).

The live call can be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2017 Fourth Quarter and Full Year Earnings Conference Call, and be prepared to provide the operator with your name, company name, position and the conference ID: 13658711. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A telephonic replay of the call will be available beginning Thursday, April 20, 2017, at 2:00 p.m. Eastern Time, through Thursday, May 4, 2017, at 11:59 p.m. Eastern Time. To access the replay, dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and enter the replay pin number: 13658711. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by various items set forth in the reconciliation tables below, including stock-based compensation, impairment of goodwill and other assets, expenses, charges and reserves related to strategic initiatives and executive recruitment and severance, amortization of gain on sale-leaseback transactions, and other non-cash or one-time or other items as permitted by the terms of the Company’s debt instruments.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its core operating performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 390 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the Fourth Quarter Ended
	January 27, 2017	January 29, 2016
	(In thousands)
	(Unaudited)

Net loss	$(20,889)	$(18,387)
Interest expense, net	18,532	16,350
(Benefit) provision for income taxes	(4,136)	(627)
Depreciation and amortization	18,093	17,681
EBITDA	$11,600	$15,017
Stock-based compensation (a)	149	83
Purchase accounting effect on leases (b)	1,051	558
Goodwill impairment (c)	—	(21,300)
Impairment of long-lived assets (d)	270	1,661
Cost of sales adjustments (e)	—	1,865
Inventory adjustments (f)	—	30
Employee related expenses (g)	3,886	1,753
Real-estate projects termination charges (h)	998	—
Professional and consultant fees (i)	1,790	1,206
Loss on sales of assets (j)	1,005	3
Promotional adjustments (k)	—	710
Other (l)	2,660	822
Adjusted EBITDA	$23,409	$2,408

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents goodwill impairment charge related to the retail reporting unit.

(d)         Represents impairment charges primarily related to liquor licenses in fiscal 2017 and impairment of underperforming stores, trademarks, favorable lease and equipment in fiscal 2016.

(e)          Represents adjustments related primarily to lower of cost or market adjustments and close-out inventory write-offs.

(f)           Represents charges related to excess and obsolescence reserve.

(g)          Represents expenses related primarily to severance, signing and retention bonuses.

(h)         Represents charges relating to previously capitalized store and distribution center real-estate development costs expensed upon termination of related projects.

(i)             Represents professional and consultant fees primarily related to profitability improvement and other strategic initiatives.

(j)            Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale/disposal of non-core assets.

(k)         Represents promotions aimed at profitability improvement.

(l)           Represents non-cash or other charges and income: for fiscal 2017, legal reserve adjustments, non-recurring professional fees, prior year property tax and sales tax assessment and other;  for fiscal 2016, legal reserve adjustments and other.

The following tables reconcile EBITDA and Adjusted EBITDA to net loss for the periods indicated:

	For the Year Ended
	January 27, 2017	January 29, 2016
	(In thousands)
	(Unaudited)

Net loss	$(118,159)	$(247,953)
Interest expense, net	68,717	65,649
(Benefit) provision for income taxes	(3,990)	31,942
Depreciation and amortization	70,780	68,191
EBITDA	$17,348	$(82,171)
Stock-based compensation (a)	692	1,538
Purchase accounting effect on leases (b)	3,198	2,449
Goodwill impairment (c)	—	98,700
Impairment of long-lived assets (d)	761	2,171
Cost of sales adjustments (e)	824	2,770
Inventory adjustments (f)	1,827	627
Employee related expenses (g)	10,824	7,740
Real estate projects termination charges (h)	1,009	2,949
Professional and consultant fees (i)	4,525	1,713
Loss (gain) on sales of assets (j)	893	(5,596)
Promotional adjustments (k)	—	4,370
Loss on extinguishment (l)	335	—
Other (m)	8,321	2,233
Adjusted EBITDA	$50,557	$39,493

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents goodwill impairment charge related to the retail reporting unit.

(d)         Represents impairment charges primarily related to an asset held for sale, liquor licenses and stores to be closed in fiscal 2017 and impairment of underperforming stores, trademarks, favorable lease and equipment in fiscal 2016.

(e)          Represents adjustments related primarily to lower of cost or market adjustments for all periods and close-out inventory write-offs and return fee in fiscal 2016.

(f)           Represents charges related to excess and obsolescence reserve and other.

(g)          Represents expenses related primarily to severance, signing and retention bonuses.

(h)         Represents charges relating to previously capitalized store and distribution /corporate center real-estate development costs expensed upon termination of related projects.

(i)             Represents professional and consultant fees primarily aimed at profitability improvement and strategic initiatives.

(j)            Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale/disposal of non-core assets.

(k)         Represents promotions aimed at profitability improvement.

(l)             Represents loss on extinguishment of debt from amendment of the asset based lending facility in the first quarter of fiscal 2017.

(m)     Represents non-cash or other charges and income: for fiscal 2017, prior year property tax and sales tax assessment, non-recurring professional fees, legal reserve adjustments, insurance reimbursements and other;  for fiscal 2016, legal reserve adjustments and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	January 27, 2017	January 29, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,448	$2,312
Accounts receivable, net of allowance for doubtful accounts of $122 and $140 at January 27, 2017 and January 29, 2016, respectively	3,510	1,674
Income taxes receivable	3,876	3,665
Inventories, net	175,892	196,651
Assets held for sale	4,903	2,308
Other	10,307	18,570
Total current assets	200,936	225,180
Property and equipment, net	507,620	542,570
Deferred financing costs, net	3,488	916
Intangible assets, net	447,027	453,242
Goodwill	381,045	381,045
Deposits and other assets	8,592	7,352
Total assets	$1,548,708	$1,610,305

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$86,588	$79,197
Payroll and payroll-related	24,110	18,421
Sales tax	19,389	13,314
Other accrued expenses	46,082	39,520
Workers’ compensation	69,169	76,389
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	31,330	989
Total current liabilities	282,806	233,968
Long-term debt, net of current portion	865,375	875,843
Unfavorable lease commitments, net	3,988	5,746
Deferred rent	30,360	29,333
Deferred compensation liability	816	709
Capital and financing lease obligation, net of current portion	47,195	34,817
Long-term deferred income taxes	161,450	163,045
Other liabilities	12,297	5,118
Total liabilities	1,404,287	1,348,579

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at January 27, 2017 and January 29, 2016	550,918	550,226
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(387,297)	(269,138)
Other comprehensive loss	—	(162)
Total equity	144,421	261,726
Total liabilities and equity	$1,548,708	$1,610,305

(1)         The Consolidated Balance Sheet as of January 29, 2016  was retrospectively adjusted to reflect the adoption of Accounting Standards Update (“ASU”) No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” and ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” in the first quarter of fiscal 2017.

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Fourth Quarter Ended		For the Years Ended
	January 27, 2017	January 29, 2016	January 27, 2017	January 29, 2016

Net Sales:
99¢ Only Stores	$543,908	$508,368	$2,023,034	$1,961,050
Bargain Wholesale	8,568	9,471	38,973	42,945
Total sales	552,476	517,839	2,062,007	2,003,995
Cost of sales	386,393	379,642	1,460,595	1,441,631
Gross profit	166,083	138,197	601,412	562,364
Selling, general and administrative expenses	172,576	162,161	654,509	614,026
Goodwill impairment	—	(21,300)	—	98,700
Operating loss	(6,493)	(2,664)	(53,097)	(150,362)
Other (income) expense:
Interest income	(2)	(1)	(47)	(4)
Interest expense	18,534	16,351	68,764	65,653
Loss on extinguishment of debt	—	—	335	—
Total other expense, net	18,532	16,350	69,052	65,649
Loss before provision for income taxes	(25,025)	(19,014)	(122,149)	(216,011)
(Benefit) provision for income taxes	(4,136)	(627)	(3,990)	31,942
Net loss	$(20,889)	$(18,387)	$(118,159)	$(247,953)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Years Ended
	January 27, 2017	January 29, 2016

Cash flows from operating activities:
Net loss	$(118,159)	$(247,953)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	69,030	66,402
Amortization of deferred financing costs and accretion of OID	5,988	4,820
Amortization of intangible assets	1,750	1,789
Amortization of favorable/unfavorable leases, net	2,737	1,704
Loss on extinguishment of debt	335	—
Loss (gain) on disposal of fixed assets	532	(5,416)
Loss on interest rate hedge	514	1,402
Goodwill impairment	—	98,700
Long-lived and intangible assets impairment	761	2,171
Deferred income taxes	(1,595)	33,394
Stock-based compensation	692	1,538
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(1,836)	280
Inventories	20,759	99,389
Deposits and other assets	6,506	1,228
Accounts payable	9,377	(44,407)
Accrued expenses	18,082	(2,081)
Accrued workers’ compensation	(7,220)	5,898
Income taxes	(319)	7,246
Deferred rent	1,982	4,096
Other long-term liabilities	6,656	1,457
Net cash provided by operating activities	16,572	31,657
Cash flows from investing activities:
Purchases of property and equipment	(45,791)	(65,950)
Proceeds from sale of property and fixed assets	6,234	31,436
Insurance recoveries for replacement assets	937	—
Net cash used in investing activities	(38,620)	(34,514)
Cash flows from financing activities:
Payments of long-term debt	(6,138)	(6,138)
Proceeds under revolving credit facility	264,800	471,350
Payments under revolving credit facility	(273,300)	(480,550)
Payments of debt issuance costs	(4,725)	(487)
Proceeds from financing lease obligations	42,592	9,359
Payments of capital and financing lease obligations	(1,045)	(381)
Payments to repurchase stock options of Number Holdings, Inc.	—	(390)
Net settlement of stock options of Number Holdings, Inc. for tax withholdings	—	(57)
Net cash provided by (used in) financing activities	22,184	(7,294)
Net increase (decrease) in cash	136	(10,151)
Cash - beginning of period	2,312	12,463
Cash - end of period	$2,448	$2,312

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.